EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs ETF Trust of our reports dated February 24, 2026, relating to the financial statements and financial highlights of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in the Funds’ Annual Reports on Form N-CSR for the period ended December 31, 2025. We also consent to the references to us within the introductory note and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2026

Appendix A

Fund Book	Fund	Period
Premium Income ETFs	Goldman Sachs Nasdaq-100 Premium Income ETF	January 1, 2025 - December 31, 2025
Premium Income ETFs	Goldman Sachs S&P 500 Premium Income ETF	January 1, 2025 - December 31, 2025